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Press Information
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                    CART ANNOUNCES LANDMARK PARTNERSHIP WITH
                       LEADING SPORTS MARKETING GROUP ISL


DETROIT, MICHIGAN / LUCERNE, SWITZERLAND - JUNE 29TH. CHAMPIONSHIP AUTO RACING TEAMS HAS APPOINTED ISL AS ITS EXCLUSIVE WORLDWIDE MARKETING AGENT FOR THE SALE OF ALL SPONSORSHIPS OF ITS OPEN WHEEL RACING SERIES - THE FEDEX CHAMPIONSHIP SERIES, THE PPG DAYTON INDY LIGHTS SERIES AND THE KOOL TOYOTA ATLANTIC CHAMPIONSHIP - UNTIL 2007. THE DEAL IS THE LONGEST AND LARGEST SUCH RELATIONSHIP EVER ANNOUNCED BY A RACING ENTITY.

Championship Auto Racing Teams Inc. (CART) Chairman & CEO Andrew Craig and ISL CEO Heinz P. Schurtenberger today announced the relationship, a nine year deal worth a minimum of $215-235 million. The deal builds upon ISL's existing relationship with CART, which gave ISL responsibility to sell a limited number of sponsorships for the Fed Ex Championship Series in 1998.

"We are tremendously excited by this ground breaking agreement," said Andrew Craig, "ISL is one of the largest and most successful sports marketing agencies in the World and the scale of this partnership shows not only how far CART has come, but also how far we can take the sport in the future. The agreement with ISL will result in a significant increase in sponsorship revenues for CART in 1999 over 1998."

Heinz Schurtenberger sees CART as "not only a core element of ISL's North American business but also as an important component of ISL Worldwide's global growth strategy. CART is already the most exciting motor sports series in the World and we believe it has the long-term potential to become the most popular series as well."

Anyone who bought a can of Coke, pack of Kodak film or used a Visa card during the Atlanta Olympic Games saw the results of one of Swiss-based ISL's most well known programs - the Worldwide Olympic sponsorship program known as TOP which was developed and marketed from 1985 through 1996 by ISL in cooperation with the International Olympic Committee. Today, ISL's flagship property is the soccer World Cup, now taking place in France, which it has marketed since 1982 and where the company continues to hold the marketing and TV rights until the World Cup 2006.

CART Executive Vice President and Chief Financial Officer, Randy Dzierzawski noted; "Cart is now a public company and our major focus is on growing our audience in the US and internationally while maintaining and enhancing the quality of our product on the track. Our partnership with ISL allows us to focus on these crucially important areas over the next decade, secure in the knowledge that our sponsorship sales are in the best possible hands."


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ISL USA, based in Norwalk, CT, will open an office in Detroit in June to service the CART project and soon will name the new project head. Overall responsibility for the ISL/CART partnership rests with Darren Marshall, Senior Vice President of International Motor Sports and General Manager of ISL USA. "CART already has a number of outstanding sponsors - FedEx and PPG in particular", commented Marshall. "Our task is to bring new companies to the sport and continue to add value for existing sponsors by applying the innovative approach which characterizes ISL."

CART owns, operates and markets the FedEx Championship Series, North America's premier open wheel racing series. CART conducts 19 race events in five countries and on four continents in 1998 and features drive such as Michael Andretti, Bobby Rahal, Al Unser, Jr., 1996 series champion Jimmy Vasser and defending champion Alex Zanardi in 850-horsepower cars capable of speeds of more than 240 miles per hour. CART also owns, operates and markets the PPG Dayton Indy Lights Championship, a 14-race series of open-wheel events, as well as the KOOL Toyota Atlantic Championship, a 12 race, open-wheel racing series. Many events in both series are conducted in conjunction with FedEx Championship Series races throughout North America.

ISL, the leading independent sports event media & marketing group, markets on behalf of international sports federations and other governing bodies on an exclusive worldwide basis event media and marketing rights including TV, video and other electronic media rights, sponsorships, licensing & merchandising rights and all related services. ISL's major business partners include the International Federation of Football Associations (FIFA), the Union of European Football Association (UEFA), the Olympic Council of Asia (OCA), the International Amateur Athletic Federation (IAAF), Championship Auto Racing Teams
(CART), the International Basketball Federation (FIBA), the International Gymnastics Federation (FIG), the International Cycling Federation (UCI) and the International Swimming Federation (FINA). ISL and its affiliate companies SRI RESEARCH, SRI PRIME and IVS are part of the ISMM GROUP. The Group serves its business partners and sponsor clients since 1982 with 300 staff members in 11 offices located in the world's major markets.

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For further information on CART, please contact Ron Richards at
(+1)248-362-8800. CART has filed a current report on Form 8-K with the Securities and Exchange Commission relating to the agreement with ISL which can be accessed thru the CART Homepage at www.CART.com.

FOR FURTHER INFORMATION ON THE ISMM GROUP, RESPECTIVELY ON ISL, PLEASE
*REFER TO ISL HOMEPAGE AT WWW.ISLWORLD.COM
*OR CONTACT EVELYNE JAEGER AT EVELYNE.JAEGER@ISLWORLD.COM OR (+41) 41 228 95 95